Exhibit 99.1

Investor Contact	Media Contact
Paul T. Luther	Paul Erwin
(412) 553-1950	(412) 553-2666
Paul.Luther@howmet.com	Paul.Erwin@howmet.com

Howmet Aerospace Completes Early Redemption of 5.87% Notes Due 2022

PITTSBURGH, PA, May 3, 2021 – Howmet Aerospace Inc. (NYSE: HWM) announced today that it has completed the early redemption of all of its outstanding 5.87% Notes due 2022 (the “2022 Notes”) in the aggregate principal amount of $476.2 million. The 2022 Notes were redeemed with cash on hand at an aggregate redemption price of approximately $503.3 million, including accrued interest. Following the redemption of the 2022 Notes, the Company’s next debt maturity is in October 2024.

About Howmet Aerospace

Howmet Aerospace Inc., headquartered in Pittsburgh, Pennsylvania, is a leading global provider of advanced engineered solutions for the aerospace and transportation industries. The Company’s primary businesses focus on jet engine components, aerospace fastening systems, and titanium structural parts necessary for mission-critical performance and efficiency in aerospace and defense applications, as well as forged wheels for commercial transportation. With nearly 1,150 granted and pending patents, the Company’s differentiated technologies enable lighter, more fuel-efficient aircraft to operate with a lower carbon footprint. For more information, visit www.howmet.com. For more information, visit www.howmet.com. Follow: LinkedIn, Twitter, Instagram, Facebook, and YouTube.

Dissemination of Company Information

Howmet Aerospace intends to make future announcements regarding Company developments and financial performance through its website at www.howmet.com.

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